SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 27, 2001
Date of Report (Date of earliest event reported)

U.S. Technologies Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	0-15960	73-1284747

(State or Other	(Commission	(IRS Employer

Jurisdiction of Incorporation)	File Number)	Identification No.)

1130 Connecticut Ave., NW, Suite 700, Washington, DC 20036
(Address of principal executive offices including zip code)

(202) 466-3100
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.	OTHER EVENTS.

      On March 27, 2001, U.S. Technologies Inc., a Delaware corporation (the “Company”), consummated its acquisition of Yazam.com Inc., substantially in accordance with the definitive merger agreement as disclosed by the Company in a previously filed report, as amended on March 22, 2001. Pursuant to the transaction, the Company principally obtained approximately $28 million of cash held by Yazam at closing, and a $1 million asset representing a business held and under contract for sale that has since closed. Accordingly, the acquisition substantively was a capital raising transaction.

     The purchase price for Yazam was $22,000,000 in cash plus 27,374 shares of the Company’s Series F Convertible Preferred Stock, which may be convertible into 27,374,000 shares of common stock of the Company, and warrants to purchase an aggregate of 8,000,000 shares of the Company’s common stock at $0.34 per share. The Company obtained a loan from Safra National Bank of New York for the entire cash portion of the purchase price. The loan is secured by the approximately $28 million in cash held by Yazam as of closing.

      The issuance of shares of the Company’s common stock upon the exercise of such warrants or the conversion of the Series F Convertible Preferred Stock into common stock will require the prior amendment of the Company’s charter, as previously disclosed by the Company.

      In the event that the Company’s charter is not amended prior to September 1, 2001, holders of the Company’s Series F Convertible Preferred Stock will have the right to sell their shares to the Company in accordance with the terms of the definitive merger agreement as disclosed in a previously filed report.

      This report contains “forward looking statements” concerning prospective future events and results. Such prospective events include acquisitions and investments, and prospects for such acquisitions and investments. U.S. Technologies cautions that actual developments and results may differ materially from its prospective future events. There can be no assurance that the conditions necessary to completing any prospective event will occur.

      The Company’s assets and operations, including results of operations, would be affected materially by either occurrence of any such event or the failure of any such event to occur, by the extent to which it and its associated companies continue to have access to financing sources on reasonable terms in order to pursue its and their business plans, by the success or failure of the business plans of its associated companies, by economic conditions generally and particularly in the developing e-commerce market, by competition and technological changes in its and its associated companies’ industries and businesses, and by the results of its and its associated companies’ operations if and when operating.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      U.S. Technologies Inc. is seeking a waiver from the staff of the Securities and Exchange Commission with respect to its obligation to file financial statements for Yazam.com Inc. or with respect to the acquisition on the basis that: the Company has not acquired a significant business given the nature of the assets acquired, particularly the cash held by Yazam at closing; the likelihood that audited financial statements cannot be prepared; and, or the transaction is principally a capital raising transaction. To the extent that the waiver or alternate view of the transaction is not concurred with by the staff, the Company will file the required financial statements as promptly as practicable to the extent practicable.

EXHIBIT INDEX

Exhibit Number	Description

2.1	First Amendment to Agreement and Plan of Merger, dated as of March 22, 2001, among U.S. Technologies Inc., U.S. Technologies Acquisition Co. and Yazam.com Inc.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. TECHNOLOGIES INC.

		By:	/s/ Gregory Earls

Gregory Earls
Chairman and Chief Executive Officer

Dated:	April 11, 2001
Washington, DC